Exhibit 99.1
Filed by IntercontinentalExchange, Inc.
(Commission File No. 001-32671)
Pursuant to Rule 425 under the
Securities Act of 1933, as amended
Subject Company:
The New York Board of Trade, Inc.
Date: September 15, 2006

Final Transcript

Conference Call Transcript
     ICE — INTERCONTINENTALEXCHANGE INC Conference Call
     Event Date/Time: Sep. 15. 2006 / 8:00AM ET

CORPORATE PARTICIPANTS

Kelly Loeffler
ICE — VP IR
Jeff Sprecher
ICE — Chairman & CEO
Fred Schoenhut
NYBOT — Chairman
Harry Falk
NYBOT — President & CEO
CONFERENCE CALL PARTICIPANTS
Daniel Goldberg
Bear Stearns — Analyst
Rich Repetto
Sandler O’Neill — Analyst
Mark Lane
William Blair & Co. — Analyst
Chris Allen
Banc of America — Analyst
Robert Rutschow
Prudential — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the IntercontinentalExchange, Inc. conference call. My name is Jackie, and I will be your operator for today’s conference. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS)
I would now like to turn the presentation over to your host for today’s conference, Ms. Kelly Loeffler. You may proceed, ma’am.

Kelly Loeffler - ICE — VP IR
Thank you for joining us on our call today to discuss IntercontinentalExchange’s announcement regarding its agreement to acquire the New York Board of Trade. To obtain a copy of the press release, please visit our investor resource section on our website at theice.com. We have also posted a presentation to provide supplemental information in conjunction with the call today. These items will be archived and available for reply.
Before we begin, please be aware that our comments may contain forward-looking statements. These represent our current judgment and are subject to various risks, assumptions, and uncertainties as outlined in the Company’s filings with the SEC. Actual results may differ materially from those that are expressed or anticipated in any forward-looking statement.
I would now like to turn the call over to Jeff Sprecher, ICE’s Chairman and Chief Executive Officer.

Jeff Sprecher - ICE — Chairman & CEO
Well, thank you all for joining us here today. Before we begin, I am pleased that our colleagues from the New York Board of Trade are joining us on this call. We have Fred Schoenhut, who is the Chairman of the NYBOT, and Harry Falk, the President and CEO of the NYBOT. I would also like to welcome the members and employees of the New York Board of Trade who are listening today, along with our investors, the media and our employees at ICE. I will begin with some brief prepared remarks, and then we will take questions from participants on the call.

We’re pleased to announce that the IntercontinentalExchange has entered into a definitive agreement to acquire the New York Board of Trade. We believe that this transaction will create a powerful and winning business combination, bringing together proprietary clearing capabilities and state-of-the-art technology with a broad range of high-growth, global futures and OTC markets. Furthermore, we believe that the combination will create the broadest global footprint of any derivatives exchange in a world in which globalization of capital flows is only accelerating.
To highlight some of the key transaction details, ICE will acquire 100% of the equity membership interest in the NYBOT, in a transaction that has been approved by the Boards of Directors of both the IntercontinentalExchange and the New York Board of Trade. Under the terms of the definitive merger agreement, ICE will pay total consideration of approximately $1.05 billion, consisting of 10.297 million shares of ICE common stock and $400 million in cash. The shares of ICE common stock expected to be issued pursuant to the merger agreement will represent approximately 15% of the issued and outstanding shares.
The cash consideration will be funded through a combination of cash on hand and approximately $250 million under a new credit facility. We expect that the transaction will close late in the first quarter or early in the second quarter of 2007, subject to the customary closing conditions and a two-thirds affirmative vote of NYBOT members.
Before we discuss further details, I would like to take this opportunity to provide some information on the NYBOT. The NYBOT is a merged combination of the coffee, sugar and cocoa exchange, and the New York Cotton Exchange. Both exchanges were launched in the late 1800s and were merged in 2004. So as a six-year-old exchange, we are humbled and energized by the fact that we’ve earned the acceptance of the board of such a venerable exchange.
The NYBOT’s largest market is sugar, although it may best be known in Hollywood for Randolph and Mortimer Duke’s trading of orange juice. The NYBOT is also the world’s largest market for soft commodities. Their robust markets offer trading and risk management in coffee, cocoa, sugar, orange juice, pulp, cotton, as well as ethanol, currency pairs, the Dollar Index, the Russell Industries, and the Jefferies CRB Commodity Index. NYBOT’s clearinghouse, the New York clearing corporation, is a wholly-owned subsidiary. It is regarded as a state-of-the-art commodities clearing house. And I can honestly say that these are great people, people who have our confidence and our trust, and we’re very fortunate to be associated with their organization.
I would like now to turn to the opportunities that are before us. Many of you are aware of ICE’s rapid growth over the last 18 months, and this growth has been highlighted by the expanding opportunity that exists within the commodities class. Commodities as an asset class is one of the fastest-growing segments of traded markets today, and as we have said, we believe it is early in this trend and we believe that today’s increasingly accessible, highly transparent commodity markets are facilitating this expansion.
We are thrilled to be able to extend our markets expertise and systems further into this burgeoning asset class, while extending our reach into new types of products such as ethanol, coffee, cocoa, sugar, cotton, currencies and financial indices. Similarly, we have sought participation in the clearing revenues generated by the success of our products, and this transaction will enable us to do just that. We’re very pleased to have the opportunity to monetize this valuable line of business for our shareholders.
In addition, we believe that by continuing our focus on delivering what customers need, we can innovate and improve on the traditional offering for clearing. We believe that credit intermediation offered through clearing is underutilized in an increasingly complex financial derivatives environment. We at ICE have a unique appreciation for what the possibilities could be, having created the concept of OTC clearing and energy nearly five years ago.
Further areas for development include new products, tapping markets outside of exchange traded products, and attracting new markets to clear their business through a clearinghouse.
We pointed out in the release additional key drivers beyond clearing and technology. There are revenue and expense synergies which I will detail shortly, and there are customer synergies as well. The NYBOT serves as a central hub for a large New York commodity trading community with a global customer base, and we see many opportunities to cross over with our London, Chicago, Calgary, and Singapore centric markets. We saw this happen with our Futures and OTC customers. Uniting all market participants via common systems is a powerful model for growth.
Now I would like to discuss the numbers to the extent that we are able to provide detail on accretion and forecasts. First, we see significant clearing-related synergies. In the last 12 months ending in August, ICE’s customers have paid over $40 million in clearing fees for ICE’s cleared products. Clearly this is the most significant intermediate-term revenue opportunity for us if you factor in our growth rate.

As many of you know, LCH.Clearnet is our partner in the clearing business. LCH.Clearnet had the vision to open up their clearinghouse to us when others refused, and we highly value our partnership with them. While we have ideas as to how we will increase our revenues through clearing, we want to discuss these ideas with LCH.Clearnet before we announce any further details. However, we are an aggressive management team that intends to resolve these issues and expedite our access to clearing revenues that we generate. Clearly, this will impact the accretion timeline, but we are estimating conservatively that 18 months from closing.
Additional opportunities exist around electronic trading. ICE’s platform can be — can bring increased access, volume and liquidity to NYBOT’s strong, solidly growing suite of products. As you know, this is a highly leverageable model in which we anticipate margin expansion at the NYBOT division. We also believe there are approximately $10 million in identifiable expense synergies, from marketing to general and administrative costs to technology. However, these too will come over time, and we will provide details as we move ahead.
On a regulatory note, pursuant to the closing of the transaction, ICE will operate under various regulatory regimes. The combined business will include a U.S. futures exchange under the U.S. Commodity Futures Trading Commission’s regulation, in addition to ICE’s existing UK-based futures exchange, ICE Futures, which is regulated by the Financial Services Authority. ICE’s transparent OTC markets operate under the CFTC’s Commodity Futures Modernization Act of 2000.
Finally, since I have your attention, I would like to provide a two-minute update on the growth initiatives that are underway in our core energy business. I would like to assure you that amid this historic transaction, this business is not being overlooked by management. To the contrary, we are continuing to develop new products, work on key initiatives, and enhance our technology. Most importantly, we’re taking care of our customers and growing our business. Our OTC markets, as you saw in our August report, are remaining on a solid path at an 85% year-over-year growth. We continue — we attribute this to new products, new customers, and an increased reliance on the ICE platform for hedging and risk management.
In our Futures business which grew at 115% year-on-year in August, we continue to grow our volumes amid very strong competition to turn in impressive market share numbers. During the month of September, our market share in crude oil futures has expanded to 52%. We will continue to bring enhancements to this market in order to advance our already solid competitive position.
So as you can see, we’re very pleased to share the news with you today. We have an aggressive growth agenda to expand our business and drive shareholder value through growth, which we believe this combination demonstrates.
This concludes our prepared remarks, and I would now like to take your questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Daniel Goldberg from Bear Stearns.

Daniel Goldberg - Bear Stearns — Analyst
Good morning, Jeff. Can you talk a little bit about how competitive the bidding was; were there other bidders? And then maybe just discuss a little bit the $39 million breakup fee and how you came up with that, if you think that is high enough?

Jeff Sprecher - ICE — Chairman & CEO
Sure, and I am going to defer a little bit to my colleagues at the New York Board of Trade. But let me just as background say that I first approached the company about 18 months ago, and with the idea of trying to figure out how we could both grow our businesses together and where we might have some synergies. And over the last 18 months, I have gotten to know the management of NYBOT, become friends with them, and this dialogue that we have been having has gone on for quite some time. I am gratified that we have reached a point in the two companies’ collective histories where we were able to do the deal at this time.

Maybe I will ask Fred or Harry to comment a little bit on the process that you ran.

Fred Schoenhut - NYBOT — Chairman
This is Fred Schoenhut, and I can tell you that the process was open and nonexclusive. We included all domestic and international exchanges, and the end result is that we are extremely excited about the opportunities to pair with ICE and enter into this union with them.

Jeff Sprecher - ICE — Chairman & CEO
On the breakup fee, you know, I wanted it as high as possible. It was a heavily negotiated fee. It is just under 4% of the transaction price, which our lawyers sort of urged us to try to get to. And that fee would only be payable if somebody comes in and obviously tops our bid, and that the management and board of the company feels that it’s meritorious for NYBOT to potentially do something with somebody else.

Daniel Goldberg - Bear Stearns — Analyst
Okay, that’s helpful. In terms of the synergies that you have highlighted, I guess approximately 50 million or so, it seems conservative. And just tell me if this makes sense, 41 million of clearing, I think it is just the second quarter ‘06 annualized number. Presumably, that number could be significantly higher by 2008 when you start to recognize those synergies as volume growth. Is that a fair way to think about your initial synergy assumptions?

Jeff Sprecher - ICE — Chairman & CEO
Yes, I think so. We, as I mentioned in the prepared remarks, we want to talk to LCH.Clearnet, our current clearing provider, about some ideas that we have. We obviously wanted to share some of the synergies with the NYBOT shareholders and members as part of the transaction price. But you know, I think just on synergies in general, the NYBOT is over 130 years old, running for many years — all of those years as a not-for-profit business; it’s deeply ingrained in the physical commodity space that it is. It is involved in warehousing and grading and all kinds of really interesting businesses that have a long history.
And I think this is going to be an opportunity as it moves into essentially a publicly-traded company and a shareholder value-driven company to unlock a lot of really interesting opportunities that we see that go beyond the obvious things that we talk about, which is starting to introduce more technology and clearing.
So in terms of our level of conservatism, I really think that’s where the conservative estimates come. I really believe that there are some very exciting things surrounding that company that we will be able to help unlock.

Daniel Goldberg - Bear Stearns — Analyst
And within those numbers, how should we think about reducing the space of the floor, even eventually shutting down the floor at the NYBOT?

Jeff Sprecher - ICE — Chairman & CEO
That is not a part of the numbers that we have here. I think what you could — what is fair to say is that we have seen in our business that every exchange that introduces technology around their open outcry business has dramatically grown their revenues. And the NYBOT markets are doing really well on their own. It is one of the fastest-growing exchanges as a floor-based exchange, and these are, as I mentioned, really interesting, somewhat complicated, frankly, markets that have done quite well in open outcry trading.
So, you know, I don’t think you should think about floor closure per se. I really think you should think about how we can move into the over-the-counter businesses, how we can provide similar products, after-hours trading, side-by-side trading, and the kinds of things that you have seen come out of other exchanges.

Daniel Goldberg - Bear Stearns — Analyst

Okay, great. And then just lastly, in the release you mentioned that I guess certain products will begin trading on ICE technology platform prior to the deal closing. How should we think about that from a financial standpoint? Will you be charging fees or will that be any impact on your financials as a result of that?

Jeff Sprecher - ICE — Chairman & CEO
Sure, we have offered our platform to NYBOT in this interim period under a technology license. And I guess, really for me, we did that as a strategic play more than a financial play, because the NYBOT has been anxious to have an electronic platform, something that they can quickly roll out which the ICE platform really facilitate given its Internet capability. And also their markets are so unique, they’re so global. if you think about where coffee and cocoa and cotton come from, having a platform that they can get into a global marketplace very quickly in a lot of interesting regions, I think the ICE platform is well-suited for that.
Maybe I will ask Harry or Fred, I don’t know if you want to comment on your electronic strategy here in the interim period?

Harry Falk - NYBOT — President & CEO
Yes, I will. This is Harry Falk. I would like to comment on a couple of things. What we saw with ICE is a global solution to all of the challenges that we felt we faced in the future. Both of us, in my opinion, were incomplete exchanges. There was only one complete exchange, and that was the CME. ICE lacked a clearinghouse, we lacked an electronic platform. Putting it together, we both had what we needed to compete in the world market.
Our feeling is that we — our first endeavor into the electronic trading systems was to find a home to trade our currency pairs and our dollar index, which we think has enormous potential for growth on an electronic platform.
The other thing is NYBOT has gotten to where it is over the last 136 years by staying in tune with what their customers want and giving their customers what they want. And some of our customers wanted the ability to trade electronic, and it would be silly to say, no, you can’t trade electronic. You have to only trade open outcry.
We believe the open outcry aspect of our business is vital to its success. We believe the ICE deal gives the security that our floor community needed to continue their way of life. And we think the combination of the two creates a significantly competitive exchange to go forward with.

Jeff Sprecher - ICE — Chairman & CEO
Great. Thank you, Harry.

Daniel Goldberg - Bear Stearns — Analyst
So from a financial perspective, we shouldn’t include anything?

Jeff Sprecher - ICE — Chairman & CEO
You know, we will license — let me say it this way. Our view in operating even in our own company between the parent company, ICE, and ICE Futures, our subsidiary, is to put licenses in place that are arm’s length, if you will, with commercially reasonable terms. Because at the end of the day, the regulated entity has not only an obligation to its parent and shareholders, but it has an obligation to a broader regulated marketplace.
So they will, I’m sure, as we finalize and put that all together, which you’ll see as part of our deal we are in the process of doing right now, they will demand commercially reasonable terms and we will demand commercially reasonable compensation.

Daniel Goldberg - Bear Stearns — Analyst

Okay, great. Thank you very much.

Operator
Rich Repetto from Sandler O’Neill.

Rich Repetto - Sandler O’Neill — Analyst
Hi guys, can you hear me?

Jeff Sprecher - ICE — Chairman & CEO
Yes.

Rich Repetto - Sandler O’Neill — Analyst
First, congratulations to you and the NYBOT team.

Jeff Sprecher - ICE — Chairman & CEO
Thank you.

Rich Repetto - Sandler O’Neill — Analyst
You know, the previous question on conservatism, you know, it just sort of leaps out there. I guess my question would be, what kind of margins can the combined company get? If you were at 64% margins stand-alone, and now you layer in when you do get it the clearing savings; and I know you are being very conservative on floor, but you have certainly got a history of, as things move electronically, not fighting it.
Could this company have — where could the margins go if you’re at 64 already? And granted, NYBOT is lower margin right now.

Jeff Sprecher - ICE — Chairman & CEO
Right. Well, as you well know, our CFO, Richard Spencer, always tells you that it can’t go above 100.

Rich Repetto - Sandler O’Neill — Analyst
Okay, so that is the top.

Jeff Sprecher - ICE — Chairman & CEO
That is why we pay him the big bucks.

Rich Repetto - Sandler O’Neill — Analyst
Okay.

Jeff Sprecher - ICE — Chairman & CEO

But, look, I think synergies aside even, the NYBOT as part of this transaction is actually demutualizing and moving from a member-owned organization to a shareholder organization and spinning off for trading rights. And just in that process alone, if NYBOT were not even working with ICE, I think they’re going to see multiple expansion as they look at the opportunities such that they have built over the 130 years.
So just as a stand-alone, I think there will be expansion. You obviously see our expansion that’s been going on with the high growth rate in the trading of energy commodities and derivatives. So I think it is fair to say we are quite excited that combined, our numbers still look very, very good, and we feel like we are early.

Rich Repetto - Sandler O’Neill — Analyst
Understood, understood. Just a follow-up on the breakup fee. Now does that breakup fee apply if you don’t get the two-thirds vote from the NYBOT members?

Jeff Sprecher - ICE — Chairman & CEO
No, it applies once the deal has been approved, if you will.

Rich Repetto - Sandler O’Neill — Analyst
Understood, understood. I guess the —.

Jeff Sprecher - ICE — Chairman & CEO
I guess — I’ve got a lot of lawyers sitting here telling me there are — I shouldn’t be that clean about it. There are a number of scenarios that have to play out, and we will wait and see if they do play out.

Rich Repetto - Sandler O’Neill — Analyst
Okay, and you talked — you mentioned several times the LCH and the one-year notification. When do you plan on giving that notification now?

Jeff Sprecher - ICE — Chairman & CEO
Well, as I mentioned, we want to sit down with LCH and talk about some unique ideas that we have about clearing. So we would like to, if possible, continue to involve them in what we’re doing. They have been a really good partner. They have some unique attributes that have made ICE clearing so successful if you really look at us. It is almost amazing that a company without a clearinghouse has been able to take swaps in derivatives market that was a bilateral market and convert it into a cleared market.
And the stature that they hold in the world and the geographic location in London and the fact that is under UK law, which is widely accepted in Asia and North America, is kind of a very interesting thing to us. So I hope — I like to think that we are entrepreneurs and that we are creative and that we can approach this business with a fresh set of eyes.
So I don’t think you’re going to see us be as binary as that, but we certainly need to sit down and talk to them, and we have been, obviously, prohibited from doing that as we have been locked in conferences rooms until late in the morning for weeks and weeks here as we put this deal together.

Rich Repetto - Sandler O’Neill — Analyst
But I still would — that is a significant synergy. That is 41 million, a conservative 41 million out of 50. I understand your desire to maintain the relationship and look for opportunities, but wouldn’t you think you would go after that, get that notification since this is a significant driver, like possibly before year-end?

Jeff Sprecher - ICE — Chairman & CEO
Well, as we have mentioned here, we feel comfortable saying 18 months from closing, you know, to give us an opportunity to really roll something out that is quite interesting.

Rich Repetto - Sandler O’Neill — Analyst
Okay, and very last question is, you know, the volumes now back to just CME — excuse me, ICE stand-alone, your volumes have dramatically increased over the last week with the volatility in oil prices. And you’ve got to admit, the CME NYMEX Globex platform has done well. You have maintained your market share from our numbers.

Jeff Sprecher - ICE — Chairman & CEO
Yes.

Rich Repetto - Sandler O’Neill — Analyst
So I guess — do you think like how long — it’s an early indication, but first, why is that happening? I am sure this sort of solidifies some of the points you have been saying, but are we sort of 1/10 of the way through the test here, are we 1/2, or what do you think?

Jeff Sprecher - ICE — Chairman & CEO
Well, I don’t think it is a test. To me, it is kind of like real-life, and we own these —

Rich Repetto - Sandler O’Neill — Analyst
That term.

Jeff Sprecher - ICE — Chairman & CEO
— these issues. But I think it is playing out just the way, I guess, we thought it would, and we still have an unbelievably strong pipeline of people that are working to get access to the ICE platform. We still are working on a lot of interesting technology initiatives that we’re going to roll out that we think will continue to differentiate our product offering. And there are just a lot of people out there that like trading on the ICE platform.
There are people that trade the Brent WTIR. There are people that trade WTI gas oil, which is essentially a heating oil crack. All of that richness, and if you think about oil, it is just such a global market. We have a unique footprint around the globe that is not necessarily U.S. centric, and people that no our brand and like the product. So, I mean, it seems what is happening now is certainly there is a new trading strategy which is to become an arbitrageur to trade on both platforms, and bring the two price streams into line so that it is driving volume on both, as particularly electronic arbitrageurs can bring these markets into sync.
So, I mean, we feel pretty good about things. It is not surprising to us that we have a marketshare around 50%. That is — when we talk to the core customers in this business, and hear that number and they calculate that number on our own, it resonates. Our goal is to continue to try to take share, but you know, overall, the space is just growing so fast and what have you that everybody is doing quite well.

Rich Repetto - Sandler O’Neill — Analyst
Great, Jeff. Congrats on the deal and thanks for all of the time.

Operator

Mark Lane from William Blair & Co.

Mark Lane - William Blair & Co. — Analyst
Thank you, good morning. Just going back to be the NYBOT products that you may move to your electronic system before the deal closes. You just — you made some mention to the currency pair and the dollar index, but what is the plan? Is the plan to move the entire product set there in any reasonable period of time, over a three to six-month period? Or are we just talking about testing a few products where we have everything on the system before the deal closes, if that is your plan?

Jeff Sprecher - ICE — Chairman & CEO
Well, let me — since NYBOT has obviously got a plan for their company and part of their plan was to sit down with us, let me ask them to respond to that.

Harry Falk - NYBOT — President & CEO
Yes, it’s Harry Falk again. Our plan is to get our financial products up as quickly as possible. That’s one. We also want to take our core commodities and (technical difficulty) then work on them to have them available for side-by-side trading of our open-outcry business. We hope Jeff gets them up as soon as possible. We think we’re in existing markets. We have held off on going after an electronic platform for one major reason; we didn’t want to mirror any potential merger or partner because by (technical difficulty) one platform versus another, you might have (technical difficulty).
So now that we have what we think is a wonderful deal, we are ready to move full speed ahead and take the potential of our dollar index. It’s a trademark product; it is used to right commercial paper. I think when its available on an electronic platform, the volume in that will grow exponentially.
So that is the first one, and then other things that we feel we really need are our pulp — our woodpulp contract, we think has great potential. We don’t have the (technical difficulty). Our ethanol contract, which we believe is going to be the contract that will determine the international part of ethanol. Because ethanol is going to be basically a sugar generated one around the world. It may be corn in the United States, but around the world it is definitely going to be sugar.
And we look at the ethanol market as in a very embryonic stage right now. It reminds me of what the sugar — international sugar trade was back in the early 1960s, and the trade there is not necessarily Futures-oriented and they are going to eventually get that way, and we think we will have the contract that will serve that trade, too.

Mark Lane - William Blair & Co. — Analyst
Okay, and then just a follow-up on the clearing, Jeff. Is the maximum obstacle the one-year notification agreement? Meaning, just practically — and I understand you haven’t sat down with LCH, but it is a big driver — practically, if you gave a one-year notification tomorrow, could you set up the system such that you could move the business in a reasonable period of time following the ending of that one-year agreement, or is that a much more gradual process?

Jeff Sprecher - ICE — Chairman & CEO
Let me say it this way. I really think that we have a notion of or a vision, if you will, of how to handle clearing that we want to really get in intimate detail with LCH and with the New York Clearing Corporation, which is the NYBOT subsidiary, their management and board. And I think we can derive a value proposition for the industry that is going to be very compelling. And you know, could we walk in, give notice and move? Sure, but that is kind of not thinking big enough as far as I am concerned.
I think we really have an opportunity to sit down and do something that will not just deal with ICE’s energy business as we know it today, but provide a platform for a more global clearing and interesting suite of products.

Mark Lane - William Blair & Co. — Analyst
Okay, thank you for taking my questions.

Operator
Chris Allen from Banc of America.

Chris Allen - Banc of America — Analyst
Good morning, guys. Congrats on the deal. Just a couple of quick questions, not to beat a dead horse with the clearing; but just from a scenario analysis if you guys did switch the clearing over to New York Board of Trade clearing, would there be any regulatory implications in who the main regulator would be for ICE Futures?

Jeff Sprecher - ICE — Chairman & CEO
Well, I guess as the business is existing — as the businesses exist today, the New York Clearing Corporation is, I guess, obviously based in New York, and the London Clearing House is obviously based in the UK. So, you know, if one were to hypothetically do what you suggest, you would technically be moving the clearing between two regulatory venues, but that is not what we are thinking of doing and that is not our plan. An I don’t want people to become alarmed that somehow that may be where we go.
We have been working, obviously, with the global regulators as the space — as the derivatives and commodities space has become global quickly, to work out a common regulatory regime. We are at ICE now regulated, I believe, in 44 different jurisdictions. So it’s a pretty wide regulatory footprint that we operate under, and clearing is a part of everything that goes on in those 44 jurisdictions.
So again, give us some time to work on this, and we will be a little more transparent once we have had a chance to talk to LCH and our customers and the global clearing community, and come up with an interesting idea for you.

Chris Allen - Banc of America — Analyst
Got you, fair enough. As part of the agreement, is there any language that says that the floor has to be maintained, kept open for a certain number of years?

Jeff Sprecher - ICE — Chairman & CEO
It is not necessarily that. I mean, I think we commonly have a view that that floor is doing really well in some very interesting products, and that one of the advantages of the NYBOT in a competitive landscape is the way they have operated those floors and kept that liquidity there. So, you know, if you start with that appreciation, and you’ve heard NYBOT management themselves say they are anxious to on their own roll out synergistic electronic trading.
You know, we support that vision, and so the agreement recognizes a number of nuances that we think will appeal to both the ICE shareholders and the NYBOT seat holders to drive these two companies together through the approval process.

Chris Allen - Banc of America — Analyst
Got you, and just a last question. You guys are going to be borrowing, as part of the agreement, $250 million from a term loan to fund it. Is that based on your current cash balances, because you guys are generating about $40 million a quarter in cash.

Jeff Sprecher - ICE — Chairman & CEO

Right.

Chris Allen - Banc of America — Analyst
Obviously, by the time the deal closes, you could have close to $300 million in cash on hand, so I am not sure if you would need that level of borrowing to fund the deal.

Jeff Sprecher - ICE — Chairman & CEO
Yes, I guess if one assumed we were never going to do anything else, that would be a good scenario. But I bought the Continental Power Exchange, I bought the International Petroleum Exchange, and we are now doing a deal with the New York Board of Trade. So I think the history of us is that we have a buy and build idea that we are looking — we have an idea of how to grow our business and if we can build it, great, and if not, if we can find it in a third party through some kind of other form of transaction, all the better. So I don’t think we want to spend everything.

Chris Allen - Banc of America — Analyst
Got you. Just one quick follow-up. I guess how much cash do you need on hand to just run kind of the core business?

Jeff Sprecher - ICE — Chairman & CEO
Well, when you’re generating $40 million a quarter, it is a pretty small number.

Chris Allen - Banc of America — Analyst
Got you, fair enough. Thanks a lot, guys. Great deal.

Operator
(OPERATOR INSTRUCTIONS) Robert Rutschow from Prudential.

Robert Rutschow - Prudential — Analyst
Hi, good morning. I am wondering if you can give us any idea of the overlap between your two respective customer bases, and then weather or not there is — you can gauge any interest between your respective products or each other’s products for your respective customer bases?

Jeff Sprecher - ICE — Chairman & CEO
Sure. Well, I will let the guys comment on this as well, but I think the overlap is high. We looked at the members of, starting with clearing, let’s say, we looked at 30 of 33 NYBOT clearing members are clearing ICE products right now. So I guess if you know the NYBOT, you know that they actually share space with the NYMEX, which is obviously an energy exchange. So a lot of people that clear and broker and trade energy just be cut really nothing more than the proximity of the two markets physically, have sort of organized in a way that gives the brokerage and clearing and back-office community a lot of common overlap.
Similarly, I am looking here at my notes, I guess 14 of 15 of the top ICE clearers on OTC are also members of NYBOT, so we have a very good overlap in that regard. I think the interesting thing about energy that you all are seeing as ICE has been public and we are sort of educating people about our markets is how global the energy market is. And when we took a look and sat down and were really getting into detailed conversations with NYBOT, it is unbelievable how global their markets are; I mean almost to the point that it’s surprising that the company is in the United States to begin with.

So let me defer a little bit to Fred and Harry, and maybe you could comment on how your customers feel about energy.

Fred Schoenhut - NYBOT — Chairman
This is Fred Schoenhut. I can tell you that to Jeff’s comments about the overlap in customers and clearers, those are factual. And we anticipate a lot of synergy with respect to the client base. But some of the more significant points that I think need to be made today are subcultural synergies. You know, not to overstate Harry’s earlier comments about some of the vertical integration components which we, with the help of our investment banker and negotiating team, from Brown Brothers Harriman and those at NYBOT, identify as good management, good products, an electronic trading platform and a clearing business. And when you add those four components to any exchange, you really have a dynamic ability to compete in the future. And today, as Harry pointed out, there is only one domestic exchange other than this new combination that presents that.
Additionally, we find that the product diversification is also another cultural fit for us. As Jeff alluded earlier, between the business and products of the energy industry and some of our financial futures, which both lend themselves credibly to electronic trading, and then you have our traditional soft [ag] business, which needs an introduction to electronic trading, we are very excited about the opportunities.
And lastly, you know, another component to the culture is really the management synergy between ICE and NYBOT. With our help of those that were a part of this combination, we think that we have partnered with someone who is forward thinking and who has the intelligence and vision to combine to make the end result a very successful business. And you know, we are very happy that Jeff leads the way in that endeavor.

Jeff Sprecher - ICE — Chairman & CEO
Thank you for that.

Harry Falk - NYBOT — President & CEO
I was going to add something. Our sugar contract, to pick up on something that Jeff said, our sugar contract is neither produced nor consumed in the United States. It’s an international delivery contract, and it is the benchmark for sugar prices around the world. You’ve got 177 million tons of sugar produced in the world. And it is used by Japan to set import duties, it is used by the Chinese to do it, the Russians. The Australian sugar industry uses it as a benchmark for registering their sugar contracts.
So our clientele has always been exceedingly international, and Jeff is right, it is the kind of thing that it’s in the United States because people felt they always got a fair shake and NYBOT has always been attentive to what their customers need. And in this growing world, what customers want is the ability possibly to trade on a longer day than what we are trading today, so that is one of the reasons why we wanted to make sure we had that available to them.

Robert Rutschow - Prudential — Analyst
Okay, great. Correct me if I’m wrong, but I think NYBOT leases space from the NYMEX? Is that correct?

Fred Schoenhut - NYBOT — Chairman
That is correct.

Robert Rutschow - Prudential — Analyst
And what is the duration of that lease at this point, and do you anticipate having to move at the end of it?

Fred Schoenhut - NYBOT — Chairman
2013 is the extent of it. There are terms in the lease that they have to either offer us another five years or give us a payment so there is — that is about it. So we are in that building until 2013.

Robert Rutschow - Prudential — Analyst
Okay, and Jeff, would you anticipate maybe reintroducing floor base trading of some of your energy contracts at this point?

Jeff Sprecher - ICE — Chairman & CEO
There are some interesting things that we are anxious to talk to the NYBOT floor community about, and in terms of — well, maybe just — they have a very interesting options business there. And I am sure as you have been following the space, options on commodities are very immature, I would say, as they trade electronically. And I think there may be some interesting ways to engage that community to help us design the kind of things that they need. So we are anxious to sit down with some of the people that we know about to help us come in and really work that part of the space. Because I think it is going to be a longer-term, but big opportunity, and obviously you have seen the CME have some early success on their Eurodollar options that all of us in the space are looking at it and both praising and also trying to figure out if there are some other wrinkles that one should do to really attract an interesting client base.

Robert Rutschow - Prudential — Analyst
Okay, and just my last question is on position limits. Do you anticipate any changes there to try to spur additional trading, or any changes of there at all for NYBOT’s contract?

Jeff Sprecher - ICE — Chairman & CEO
No, I mean —

Fred Schoenhut - NYBOT — Chairman
Our position limits a product-specifics meaning that if we felt that the contract (indiscernible).

Robert Rutschow - Prudential — Analyst
Okay. Thanks a lot, guys.

Operator
Thank you, gentlemen. This does conclude today’s question-and-answer session, so I will turn the call back over to Jeff for closing comments.

Jeff Sprecher - ICE — Chairman & CEO
Great, thank you all for listening. We are really pleased to share the news. I am personally excited about working with our new colleagues at the NYBOT who I really respect and admire very much. I’m and success anxious to introduce you to our staff at ICE, and start collaborating. And I’m really anxious to get out and talk to the membership of the NYBOT about why this deal is really good for them.
And so I appreciate the opportunity to address those of you that were on the phone today. You know, we have a pretty aggressive agenda here, and I hope you see that we are trying really hard to drive shareholder value and continue the growth spurt that we on, and build opportunities for this company that will go on for many, many years.
So this concludes our prepared remarks, our Q&A, and I would really like to thank you all for joining us today.

Operator

Thank you, ladies and gentlemen, for your participation in today’s presentation. This does conclude today’s conference. You may now disconnect and have a wonderful day.
Forward-Looking Statements— Certain statements in this transcript may contain forward-looking information regarding IntercontinentalExchange, Inc., the New York Board of Trade, and the combined company after the completion of the merger that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of the merger transaction involving ICE and NYBOT, including future strategic and financial benefits, the plans, objective, expectations and intentions of ICE following the completion of the merger, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of ICE’s management and NYBOT’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
The following factors, among others, could cause actual results to differ from those as set forth in the forward-looking statements: the ability to obtain governmental approvals and rulings on or regarding the transaction on the proposed terms and schedule; the failure of NYBOT members to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships and revenues; social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. Additional risks and factors are identified in ICE’s filings with the Securities and Exchange Commission, including ICE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclosure material information under the Federal securities laws, ICE undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release.
Important Merger Information
In connection with the proposed merger, ICE intends to file relevant materials with the SEC, including a prospectus regarding the proposed transaction. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THE PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the prospectus, as well as other filings containing information about ICE and NYBOT without charge, at the SEC’s website (http: // www.sec.gov) once such documents are filed with the SEC. Copies of the prospectus will also be available, without charge, once they are filed with the SEC by directing a request to ICE at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia, 30328, Attention: Investor Relations; or by emailing a request to ir@theice.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities, not shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2005, Thomson StreetEvents All Rights Reserved.